Exhibit T3A-35

Colorado Secretary of State Date and Time: 10/31/2011 04:17 PM Document must be filed electronically. ID Number: 20111608636 Paper documents will not be accepted. Document processing fee $50.00 Document number: 20111608636 Fees & forms/cover sheets Amount Paid: $50.00 are subject to change. To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center. ABOVE SPACE FOR OFFICE USE ONLY Articles of Organization filed pursuant to 7-80-203 and 7-80-204 of the Colorado Revised Statutes (C.R.S.) 1. The domestic entity name of the limited liability company is . TGS Management (The name of a limited liability company must contain the term or abbreviation “limited liability company”, “ltd. liability company”, “limited liability co.”, “ltd. liability co.”, “limited”, “l.l.c.”, “llc”, or “ltd.”. See 7-90-601, C.R.S.) (Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.) 2. The principal office address of the limited liability company’s initial principal office is Street address P.O. box 33312 (Street number and name) Northglenn CO 80233 (City) (State) (ZIP/Postal Code) United States (Province – if applicable) (Country) Mailing address (leave blank if same as street address) (Street number and name or Post Office Box information) (City) (State) (ZIP/Postal Code) . (Province – if applicable) (Country) 3. The registered agent name and registered agent address of the limited liability company’s initial registered agent are Name (if an individual) Speidell Eric David (Last) (First) (Middle) (Suffix) OR (if an entity) (Caution: Do not provide both an individual and an entity name.) Street address 10750 Claire Ln (Street number and name) Northglenn CO 80234 (City) (State) (ZIP Code) ARTORG_LLC Page 1 of 3 Rev. 02/28/2008

Mailing address (leave blank if same as street address) (Street number and name or Post Office Box information) CO . (City) (State) (ZIP Code) (The following statement is adopted by marking the box.) 4 The person appointed as registered agent has consented to being so appointed. 4. The true name and mailing address of the person forming the limited liability company are Name (if an individual) Speidell Eric David (Last) (First) (Middle) (Suffix) OR (if an entity) (Caution: Do not provide both an individual and an entity name.) Mailing address 10750 Claire Ln (Street number and name or Post Office Box information) Northglenn CO 80234 (City) (State) (ZIP/Postal Code) .United States (Province – if applicable) (Country)

(If the following statement applies, adopt the statement by marking the box and include an attachment.) The limited liability company has one or more additional persons forming the limited liability company and the name and mailing address of each such person are stated in an attachment. 5. The management of the limited liability company is vested in (Mark the applicable box.) 4 one or more managers. OR the members. 6. (The following statement is adopted by marking the box.) 4 There is at least one member of the limited liability company. 7. (If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains additional information as provided by law. 8. (Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.) (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.) The delayed effective date and, if applicable, time of this document is/are . (mm/dd/yyyy hour:minute am/pm) ARTORG_LLC Page 2 of 3 Rev. 02/28/2008